Exhibit 10.2

THIRD AMENDMENT TO LOAN AGREEMENT

THIS THIRD AMENDMENT (this "Amendment"), dated as of April 7, 2015, to that certain LOAN AGREEMENT dated as of August 25, 2014 (as previously amended, the "Loan Agreement") is executed by and among LCI SHIPHOLDINGS, INC., a non-resident corporation organized under the laws of the Republic of the Marshall Islands, with offices at 11 North Water St., Suite 18290, Mobile, Alabama 36602 ("Borrower"), INTERNATIONAL SH1PHOLDING CORPORATION, a corporation organized under the laws of Delaware, with offices at 11 North Water St., Suite 18290, Mobile, Alabama 36602 (together with its successors and permitted assigns, "Guarantor"), and CITIZENS ASSET FINANCE, INC. (f/k/a RBS Asset Finance, Inc.), a New York corporation, with offices at 71 South Wacker Drive, 29th Floor, Mailstop IH2935, Chicago, Illinois 60606 (together with its successors and assigns, "Lender").

RECITALS:

WHEREAS, the Loan Agreement was executed and delivered by Borrower, Guarantor and Lender to establish the terms and conditions pursuant to which Lender would open a term loan credit facility in favor of Borrower with available credit thereunder in a principal amount of up to TWENTY-THREE MILLION FORTY THOUSAND AND NO/100 Dollars ($23,040,000.00) in order to refinance certain indebtedness of Borrower under the DNB Credit Agreement (as defined in the Loan Agreement), which debt was secured by a preferred mortgage lien and security interest against the Marshall Islands-flagged vessel, GREEN DALE, Official Number 5236, IMO Number 9181376 (the "Vessel") and to fund a portion of the acquisition price payable by Waterman Steamship Corporation, an Affiliate of Borrower and of Guarantor, in connection with the early termination of a bareboat charter of a sister ship of the Vessel; and

WHEREAS, Borrower and Guarantor have requested that Lender agree to amend the Minimum Fixed Charge Coverage Ratio required under in Section 6.10(e) of the Loan Agreement to not less than (A) 1.05:1.00 beginning with the Fiscal Quarter ending March 31, 2015 through the Fiscal Quarter ending December 31, 2015, (B) 1.15:1.00 for the Fiscal Quarter ending March 31, 2016, (C) 1.20:1.00 for the Fiscal Quarter ending June 30, 2016, and (D) 1.25:1.00 as of each Fiscal Quarter end thereafter; and

WHEREAS, Lender has agreed to amend the Minimum Fixed Charge Coverage Ratios for the designated accounting periods as requested, provided that Borrower and Guarantor execute an amendment to the Loan Agreement reflecting the changes to the ratios and pay to Lender a fee for such amendment of $23,040.00 (0.10% of the original principal amount of the Loan).

NOW THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, Guarantor and Lender hereby agree as follows:

The following amendment to the Loan Agreement is effective as of the date hereof:

1.Section 6.10 of the Loan Agreement is amended and restated to read, in its entirety, as follows:

Section 6.10 Financial Covenants. Until Borrower has paid and performed all of the Obligations, in full, Guarantor, as Parent, and its Subsidiaries shall maintain the following financial covenants on a consolidated basis:

a)Maximum Consolidated Leverage Ratio. A Consolidated Leverage Ratio of not greater than (A) 4.50:1.00 through the Fiscal Quarter ending June 30, 2014, (B) 5.00:1.00 beginning with the Fiscal Quarter ending September 30, 2014 through the Fiscal Quarter ending December 31, 2015, (C) 4.75:1.00 for the Fiscal Quarter ending March 31, 2016, (D) 4.50:1.00 beginning with the Fiscal Quarter ending June 30, 2016 through the Fiscal Quarter ending September 30, 2016, and (E) 4.25:1.00 as of each Fiscal Quarter-end thereafter, tested quarterly at the end of each Fiscal Quarter based on the four most recent Fiscal Quarters for which financial information is available.

b)Minimum Liquidity. Liquidity of not less than (A) $15,000,000 through the Fiscal Quarter ending June 30, 2014, and (B) $20,000,000 as of each Fiscal Quarter end thereafter, tested quarterly at the end of each Fiscal Quarter.

c)Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth, tested quarterly as of the end of each Fiscal Quarter, in an amount of not less than the sum of (A) $228,000,000, minus (B) the Specified Impairment Losses, plus (C) 50% of all Consolidated Net Income of Parent and its Subsidiaries, including Borrower, earned after December 31, 2011 (eliminating any effect on Consolidated Net Income in any applicable period as a result of the Specified Impairment Losses) plus (D) 100% of the proceeds of all issuances of Equity Interests (common or preferred) of the Parent and its Subsidiaries (on a consolidated basis) received after December 31, 2011 (other than issuances in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement).

d)Consolidated EBITDA to Consolidated Interest Expense. A ratio of Consolidated EBITDA to Consolidated Interest Expense of not less than 2.50 to 1.00 tested quarterly at the end of each Fiscal Quarter based on the four most recent Fiscal Quarters for which financial information is available.

e)Minimum Consolidated Fixed Charge Coverage Ratio. A Consolidated Fixed Charge Coverage Ratio of not less than (A) 1.15:1.00 through the Fiscal Quarter ending June 30, 2014, (B) 1.10:1.00 beginning with the Fiscal Quarter ending September 30, 2014 through the Fiscal Quarter ending December 31, 2014, (C) 1.05:1.00 beginning with the Fiscal Quarter ending March 31, 2015 through the Fiscal Quarter ending December 31, 2015, (D) 1.15:1.00 for the Fiscal Quarter ending March 31, 2016, (E) 1.20:1.00 for the Fiscal Quarter ending June 30, 2016, and (F) 1.25:1.00 as of each Fiscal Quarter end thereafter tested quarterly at the end of each Fiscal Quarter based on the four most recent Fiscal Quarters for which financial information is available.

The calculations of the financial covenants shall be made on a pro forma basis after giving effect to any acquisitions and dispositions such that (i) income statement and cash flow statement items attributable to property disposed of shall be excluded to the extent relating to any period prior to the date of such acquisition, (ii) income statement and cash flow statement items attributable to any entity or property acquired, for the prior four rolling quarters, shall be included to the extent related to any period applicable in such calculations and supported by financial statements or other information satisfactory to the Administrative Agent (or following any termination of the Senior Credit Agreement, satisfactory to Lender), and (iii) any Debt assumed in connection with any such transaction shall be deemed to have been incurred as of the first day of the applicable period.

The execution and delivery of this Amendment has been duly authorized, and all conditions and requirements have been satisfied and performed that are necessary to make this Amendment a valid and binding agreement, and to effect the amendment of the Loan Agreement as provided herein.

All of the warranties, representations, covenants and agreements of Borrower and Guarantor, and all the rights, immunities, powers and the remedies of Lender, that are set forth in the Loan Agreement, as previously amended, are incorporated herein and shall apply with the same force and effect as though set forth at length in this Amendment.

This Amendment shall be construed in connection with and as part of the Loan Agreement, as previously amended. Capitalized terms not otherwise defined herein that are defined in the Loan Agreement, as previously amended, are used herein with such defined meanings. If for any reason this Amendment, or any part hereof, shall be declared invalid or unenforceable for any reason whatsoever, such invalidity or unenforceability shall not be deemed to affect the validity or enforceability of the Obligations, any other Loan Document, or the remaining portions of this Amendment.

Except as expressly amended hereby, all provisions of the Loan Agreement, as previously amended, remain in full force and effect. The Loan Agreement, as previously amended, and as further amended by this Amendment, and all Loan Documents related thereto, be and are hereby ratified and affirmed.

This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Third Amendment to Loan Agreement to be effective as of the day and year first above written.

Borrower:

LCI SHIPHOLDINGS, INC.

By: /s/ David Drake

Name: David Drake

Title: Vice President and Treasurer

Guarantor:

INTERNATIONAL SHIPHOLDING CORPORATION

By: /s/ David Drake

Name: David Drake

Title: Vice President and Treasurer

Lender:

CITIZENS ASSET FINANCE, INC.

(f/k/a RBS Asset Finance, Inc.)

By: /s/ Janet Melancon

Name: Janet Melancon

Title: Vice President